Exhibit 10.4
Twilio Inc.

Amended and Restated Non-Employee Director Compensation Policy

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Twilio Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high- caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”).

In furtherance of the purpose stated above, all Outside Directors who will continue as a member of the Board of Directors following the Company’s Annual Meeting of Stockholders shall receive, as compensation for services provided to the Company, grants of restricted stock units on the dates and with the Values as set forth below. Such grants shall vest as set forth below; provided, however that all grants and all vesting shall cease if the director resigns from our Board of Directors or otherwise ceases to serve as a director (or in the case of committee retainers, lead independent director retainer or independent board chairperson retainer), ceases to serve on the applicable committee, or in their capacity as a lead independent director or independent board chairperson, respectively), unless the Board of Directors determines that the circumstances warrant continuation of vesting. An Outside Director must be in service to the Company as an Outside Director on the date of grant in order to be eligible to receive such grant.

I.    Equity Retainers and Annual Grant

(a)    Annual Equity Retainer for Board Membership:

$45,000 for general availability and participation in meetings and conference calls of our Board of Directors.
(b)    Additional Equity Annual Retainers for Committee Membership:

Audit Committee Chairperson: $26,000

Audit Committee member (other than Chairperson): $13,000

Compensation and Talent Management Committee Chairperson: $20,000

Compensation and Talent Management Committee member (other than Chairperson): $10,000
Nominating and Corporate Governance Committee Chairperson: $12,000
Nominating and Corporate Governance Committee member (other than Chairperson): $6,000

(c)    Additional Annual Equity Retainer for Lead Independent Director or Independent Board Chairperson:

$30,000 for serving as lead independent director of our Board of Directors.

$75,000 for serving as independent board chairperson of our Board of Directors.

(d)    Annual Grant

Each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will be entitled to receive a grant of restricted stock units (the “Annual Grant”) with a Value of $250,000.

(e)    General Terms

The grants set forth in clauses (a), (b), (c) and (d) above shall be referred to in the aggregate as the “Retainer and Annual Grants.”

The Retainer and Annual Grants shall be granted in four installments over the course of the year that commences on the date of each Annual Meeting of Stockholders, with such grants to be made on each (1) September 15, (2) December 15, (3) March 15 and (4) the earlier of (i) June 15; or (ii) the day that is immediately prior to the next subsequent Annual Meeting of Stockholders (each such date, a “Quarterly Date,” and each such grant, a “Quarterly Grant”). The value of each Quarterly Grant shall be equal to the Value of the portion of the Retainer and Annual Grants applicable to the period beginning on the day after the immediately preceding Quarterly Date and ending on the then-current Quarterly Date (the “Quarterly Period”), based on the Board and committee roles held by the Outside Director during such Quarterly Period. Each Quarterly Grant shall be fully vested upon the date of grant.

II.    Initial Equity Grant

Upon initial election or appointment to the Board of Directors, each new Outside Director will receive an initial, one-time grant of restricted stock units (the “Initial Grant”) with a Value of $575,000, that vests annually over three years; provided, however, if a new Outside Director is elected or appointed on a date other than at the Company’s Annual Meeting of Stockholders, one-third (1/3rd) of such Value shall be pro-rated by the amount of time between such election or appointment and the one-year anniversary of the Annual Meeting of Stockholders held most recently prior to such election or appointment (such date, the “Initial Vesting Date”), and such pro-rated portion shall vest on the Initial Vesting Date. The other two-thirds (2/3rds) of the Initial Grant shall vest as follows: one-third (1/3rd) of the Initial Grant shall vest on the one year anniversary of the Initial Vesting Date and the other one-third (1/3rd) of the Initial Grant shall vest on the two year anniversary of the Initial Vesting Date. This Initial Grant applies to Outside Directors who are first elected or appointed to the Board of Directors effective as of or subsequent to June 1, 2020. For the avoidance of doubt, the Initial Grant may only be granted once to any Outside Director.

III.    General

All grants of equity awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
Value. For purposes of this Policy, “Value” means with respect to any award of restricted stock units, the product of (A) the average closing market price on the New York Stock Exchange (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the 30-day period ending five business days immediately before the effective date of grant, and (B) the aggregate number of shares pursuant to such award. If the Value of each grant of restricted stock units is denominated in dollars, the number of shares of restricted stock units that are granted pursuant to each award shall be rounded down to the nearest whole share.

Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2016 Stock Option and Incentive Plan (as amended from time to time, the “2016 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested.

IV.    Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

V.    Maximum Annual Compensation

The aggregate amount of compensation, excluding expense reimbursement paid to any Outside Director in a calendar year period shall not exceed $750,000 (or such other limit as may be set forth in Section 3(b) of the 2016 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: May 7, 2016, as amended on April 12, 2017, June 14, 2018, March 13, 2019, June 1, 2020, May 7, 2021, March 16, 2022, September 15, 2022 and April 3, 2024.